Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Announces Preliminary First Quarter Results
•	Higher Gross Margin Offsets Lower Sales
•	Revises Fiscal 2007 Sales Guidance Lower
•	Reconfirms Fiscal 2007 Earnings
BOCA RATON, Florida – July 25, 2006 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer technology solutions, today announced preliminary results for its fiscal 2007 first quarter. Sales of approximately $388 million were down 5.3%, compared with $410 million for the first quarter of last year. Weaker sales were due to lower-than-expected sales of IBM hardware products, particularly weakness in proprietary servers.
The decrease in sales and resultant loss of gross profit were offset by higher gross margin of approximately 14.4% of sales, compared with 12.4% in the same period a year ago. The increase in gross margin was due to strong growth in software and services, and higher-than-anticipated profit earned on various supplier programs.
As a result, the company expects first quarter earnings of $0.20 to $0.22 per diluted share. For the full year, the company reconfirms its May 22 guidance of $1.15 to $1.22 per share.
Arthur Rhein, Agilysys chairman, president and chief executive officer, said, “While we are disappointed in the weakness in hardware products sales, we continue to see growth in our software and services categories, both of which helped drive the increase in gross margin.”
Updated Fiscal 2007 Full-Year Outlook
Based on the preliminary first-quarter results, Agilysys is updating its previous guidance shared in its fourth quarter earnings release on May 22, 2006. The company now anticipates sales growth of approximately 4% to 6% for fiscal 2007 compared with the prior year. This compares with the company’s previous fiscal 2007 guidance of approximately 6% to 8% sales growth.
Full-year gross margin is now expected to be approximately 13.2% of sales versus previous guidance of 12.9%. Selling, general and administrative expenses are now anticipated to be approximately 9.8% of sales for fiscal 2007. As a result, fiscal 2007 earnings are expected to be in the range of $1.15 to $1.22 per share, in line with its May 22 guidance.
Agilysys will issue fiscal 2007 first quarter earnings on Thursday, August 3, 2006 and hold a conference call to discuss the results and the updated fiscal 2007 expectations at 11 a.m. ET. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company’s Web site: www.agilysys.com.
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, sales volume, margin improvements, cost savings, and new product introductions.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2006. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.
About Agilysys, Inc.
Agilysys is a leading provider of enterprise computer technology solutions consisting of complex server and storage hardware, software and services. The company serves a broad base of customers in a wide variety of industries as well as the public sector. Agilysys designs and implements tailored solutions to help end users resolve their most complicated information technology (IT) needs, and supports reseller partners in growing their businesses. By combining proprietary software and services with the products and services of leading suppliers, Agilysys serves as a critical link in the IT supply chain. The company also offers industry-specific expertise in markets such as retail and hospitality. Headquartered in Boca Raton, Florida, Agilysys has sales offices throughout North America and in the Asia Pacific region. For more information, visit www.agilysys.com.
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Analysts/Investor Contact:	Martin Ellis Executive Vice President, Treasurer and Chief Financial Officer Agilysys, Inc. 561-999-8780 martin.ellis@agilysys.com

Media Contact:	Julie Young Director, Corporate Communications Agilysys, Inc. 440-720-8602 julie.young@agilysys.com